                                                                    EXHIBIT 99.1



                      RECOMMENDED FOR FULL-TEXT PUBLICATION
                       Pursuant to Sixth Circuit Rule 206

                             File Name: 05a0345p.06

                         UNITED STATES COURT OF APPEALS

                              FOR THE SIXTH CIRCUIT

                                -----------------

In re: AMERICAN HOMEPATIENT, INC.,

                                 Debtor.
                                                  Nos. 03-6500/6501
----------------------------------------

BANK OF MONTREAL et al.,

                                 Appellants/
                            Cross-Appellees,

v.

OFFICIAL COMMITTEE OF UNSECURED CREDITORS et al.,

                                  Appellees/
                           Cross-Appellants.

                  Appeal from the United States District Court
               for the Middle District of Tennessee at Nashville.
             No. 03-00545 -- Thomas A. Wiseman, Jr., District Judge.

                              Argued: July 20, 2005

                       Decided and Filed: August 16, 2005

                 Before: CLAY, GILMAN, and COOK, Circuit Judges.

                                -----------------

                                     COUNSEL


ARGUED: Robin E. Phelan, HAYNES & BOONE, Dallas, Texas, for Appellants. Frank J. Wright, HANCE, SCARBOROUGH, WRIGHT, GINSBURG & BRUSILOW, Dallas, Texas, for Appellees.

ON BRIEF: Robin E. Phelan, Alan Wright, HAYNES & BOONE, Dallas, Texas, James R. Kelley, NEAL & HARWELL, Nashville, Tennessee, for Appellants. Frank J. Wright,
C. Ashley Ellis, HANCE, SCARBOROUGH, WRIGHT, GINSBURG & BRUSILOW, Dallas, Texas, Michael R. Paslay, WALLER, LANSDEN, DORTCH & DAVIS, Nashville, Tennessee, Robert
J. Mendes, Robert J. Gonzales, Jr., MENDES & GONZALES, Nashville, Tennessee, for Appellees.


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Nos. 03-6500/6501         In re Am. HomePatient, Inc.                     Page 2



                                -----------------

                                     OPINION

                                -----------------

         RONALD LEE GILMAN, Circuit Judge. In July of 2002, American HomePatient, Inc. (American) filed for relief under Chapter 11 of the Bankruptcy Code. Despite objections by a group of secured lenders to American's proposed plan of reorganization, the bankruptcy court imposed the plan on the lenders pursuant to the Bankruptcy Code's so-called "cramdown" provisions set forth in 11 U.S.C. Section 1129(b). The bankruptcy court further concluded that the appropriate cramdown interest rate for the lenders was 6.785%, and it fixed their collateral value at $250 million.

         Displeased with these rulings, the lenders appealed the order of confirmation to the district court. American responded by filing a motion to dismiss the lenders' appeal on the grounds of equitable mootness. The district court denied American's motion, but then concluded on the merits that the bankruptcy court had properly determined both the cramdown interest rate and the collateral value. Both parties appealed. For the reasons set forth below, we AFFIRM the judgment of the district court.

                                  I. BACKGROUND

         American is a publicly-held company based in Brentwood, Tennessee. It specializes in providing home healthcare services and products and has more than 280 affiliates and subsidiaries in 35 states. Over the course of its operations, American borrowed a significant amount of money. Most of this debt was incurred between 1994 and 1998, when American invested in dozens of new branch offices. The lenders in this case are 24 entities that loaned money to American during this time frame. Although the parties disagree as to the exact total owed to the lenders, both sides acknowledge that the principal balance is in the range of $278 to $290 million.

         Following American's voluntary filing for bankruptcy protection under Chapter 11 of the Bankruptcy Code in July of 2002, the company and its affiliates filed a Joint Plan of Reorganization. American filed a Second Amended Joint Plan of Reorganization in January of 2003. This amended plan was approved by all but the lenders in the present case. American then sought to have the plan confirmed pursuant to the Bankruptcy Code's cramdown provisions set forth in 11 U.S.C. Section 1129(b), which allow a reorganization plan to go into effect notwithstanding the fact that it has not been accepted by all of the impaired classes.

         The bankruptcy court held a five-day hearing on the lenders' claims. During this hearing, the court heard from various witnesses who testified as to the appropriate cramdown interest rate to be applied to the lenders' allowed secured claim. The bankruptcy court was ultimately persuaded by the testimony of American's expert witness David Rosen, who opined that the appropriate cramdown interest rate was 6.785%, which was equal to the interest rate on a six-


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Nos. 03-6500/6501         In re Am. HomePatient, Inc.                     Page 3


year Treasury note plus 3.5%. It determined that the lenders' proposed interest rate of 12.16% was inappropriate because it would result in a windfall to the lenders.

         The bankruptcy court also heard testimony regarding the lenders' collateral value in order to determine the amount of the lenders' allowed secured claim. Patrick Hurst, another of American's expert witnesses, testified that the value of this collateral was between $235 and $275 million. The lenders' expert witness, Gerald Benjamin, opined that the correct valuation was between $300 and $320 million. After weighing this conflicting evidence, the bankruptcy court found that Hurst's testimony was significantly more credible. It then fixed the lenders' collateral value, and thus their allowed secured claim, at $250 million.

         On May 14, 2003, the bankruptcy court overruled the lenders' objections and directed American to submit a proposed order confirming the amended reorganization plan. This confirmation order was entered by the bankruptcy court on May 27, 2003. The lenders subsequently appealed to the district court and petitioned first the bankruptcy court and then the district court for a stay of the confirmation order. This request was denied by both courts, and the lenders did not seek a stay from this court. As a result, the amended reorganization plan became effective on July 1, 2003.

         On August 15, 2003, American filed a motion to dismiss the lenders' appeal before the district court on the basis of equitable mootness. The district court denied the motion, but affirmed the bankruptcy court's decision to confirm the plan on the merits. This appeal by the lenders and cross-appeal by American followed.

                                  II. ANALYSIS

A.       STANDARD OF REVIEW

         "In appeals from the decision of a district court on appeal from the bankruptcy court, the court of appeals independently reviews the bankruptcy court's decision, applying the clearly erroneous standard to findings of fact and de novo review to conclusions of law." Zirnhelt v. Madaj (In re Madaj), 149 F.3d 467, 468 (6th Cir. 1998) (citations and quotation marks omitted). Furthermore, when a question in the bankruptcy context involves a mixed question of law and fact, "we must break it down into its constituent parts and apply the appropriate standard of review for each part." WesBanco Bank Barnesville v. Rafoth (In re Baker & Getty Fin. Servs., Inc.), 106 F.3d 1255, 1259 (6th Cir.
1997) (citation and quotation marks omitted).

B.       AMERICAN'S MOTION TO DISMISS ON EQUITABLE MOOTNESS GROUNDS

         American argues in its cross-appeal that the lenders are equitably estopped from pursuing this appeal. In bankruptcy proceedings, a "case that is equitably moot is not technically moot, but rather equitable mootness occurs where the plan of reorganization is substantially consummated, and where it is no longer 'prudent to upset the plan of reorganization.'" Guardian Sav. & Loan Ass'n v. Arbors of Houston Assocs. Ltd. P'shp. (In re Arbors of Houston Assocs. Ltd. P'shp.), No. 97-2099, 1999 WL 17649, at *2 (6th Cir. Jan. 4, 1999)
(unpublished) (citation omitted).

         This court has yet to delineate with clarity the appropriate standard for addressing claims of equitable mootness. Generally, "[w]hen determining the mootness of an appeal of a
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Nos. 03-6500/6501         In re Am. HomePatient, Inc.                     Page 4


bankruptcy reorganization order, this Court inquires as to whether the plan has been substantially consummated at the time of the appeal, and, if so, whether piecemeal modification of the bankruptcy reorganization plan is possible or desirable." Unofficial Comm. of Co-Defendants v. Eagle-Picher Indus., Inc. (In re Eagle Picher Indus., Inc.), Nos. 96-4309 & 97-4260, 1998 WL 939869, at *4
(6th Cir. Dec. 21, 1998) (unpublished) (citation and quotation marks omitted). This court in City of Covington v. Covington Landing Ltd. Partnership, 71 F.3d 1221, 1225 (6th Cir. 1995), on the other hand, cited with approval two other formulations of the governing standard. One is employed by the Seventh Circuit, in which the reviewing court "asks whether it is 'prudent to upset the plan of reorganization at this late date,'" id. (quoting In re UNR Indus., Inc., 20 F.3d 766, 769 (7th Cir. 1994)), and the other is utilized by the Fifth Circuit, in which the court examines "(1) whether a stay has been obtained; (2) whether the plan has been 'substantially consummated'; and (3) whether the relief requested would affect either the rights of parties not before the court or the success of the plan." Id. (citing Manges v. Seattle-First Nat'l Bank (In re Manges), 29 F.3d 1034, 1039 (5th Cir.1994)). The court in City of Covington, however, concluded that the record before it was inadequate to support equitable estoppel, 71 F.3d at 1226, so it "did not explicitly adopt a formula for this equitable doctrine." Arbors of Houston Assocs. Ltd. P'shp., 1999 WL 17649 at *2.

         We are now squarely faced with the issue. After due consideration, we adopt the Fifth Circuit's standard quoted above, which we believe presents the clearest synthesis of the relevant factors. Under this standard, the first factor to consider is whether a stay has been obtained. The lenders concede that they did not pursue a stay of the confirmation order in this court. American argues that this fact establishes that "the Lenders assumed the risk that the Appeal would be equitably mooted." The lenders, for their part, argue that to pursue a stay before the Sixth Circuit would have been futile because of the high burden required for injunctive relief. From a strategic perspective, they argue, pursuing such a stay made little sense.

         This court has in the past acknowledged that "[t]he failure to seek a stay . . . is not necessarily fatal to the appellant's ability to proceed." City of Covington, 71 F.3d at 1225-26; see also UNR Indus., Inc., 20 F.3d 766, 769 (7th Cir. 1994) ("[R]equesting a stay is not a mandatory step comparable to filing a timely notice of appeal."). In sum, while this first factor weighs somewhat against the lenders, their failure to seek a stay before this court is not fatal.

         The next factor to be considered is whether the plan has been substantially consummated. City of Covington, 71 F.3d at 1225. Again, the lenders have conceded that "the Plan is likely already consummated." This second factor thus weighs unequivocally against the lenders.

         The last, and most important factor, is whether the relief requested would affect either the rights of parties not before the court or the success of the plan. See id. Here, the parties disagree. American argues that the lenders' appeal, if successful, will unravel the entire reorganization plan. But the lenders argue that "none of the actions undertaken with the consummation of the Plan needs to be reversed for this Court to grant the relief that the Lenders seek."

         The bankruptcy court disagreed, commenting that

         [t]he Lenders do not quibble with the attainability of the financial projections of the debtor. Instead, they contend, that given the highly leveraged nature of the



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Nos. 03-6500/6501         In re Am. HomePatient, Inc.                     Page 5


         debtor's operations, and the $290,000,000 owed to the senior secured debt holders, that the debtor cannot generate enough cash to service the debt or pay down the principal. On these financial projections, the Lenders are correct if it is assumed that the Lenders secured debt is $290,000,000 and the interest rate is to be paid in excess of 12%. However, on the financial projections of the debtor in light of a $250,000,000 secured debt, at an approximately 6.85% interest rate, the debtor's plan is not only feasible, but reasonable.

(Emphasis added.) This comment indicates that the bankruptcy court was of the opinion that accepting both the lenders' suggested collateral valuation and their cramdown interest rate would result in an infeasible reorganization plan.

         The problem, however, with finding this statement conclusive on the equitable mootness issue is that the bankruptcy court did not find that the lenders' claims taken individually would unravel the entire confirmed plan. Moreover, other observations made by the bankruptcy court arguably support the lenders' position. For example, when reviewing the lenders' claims about an investment-band cramdown interest rate, the bankruptcy court simply noted that "[a]n interest rate of 12.16% results in a windfall to the Lenders." It did not comment either way on the feasibility of such a proposal. Likewise, when addressing the lenders' collateral-valuation argument, the bankruptcy court found American's expert to be more persuasive and credible. But it again did not comment on the feasibility of adopting the lenders' higher valuation.

         The lenders further observe that "[t]he Houlihan Lokey financial projections clearly show the ability to pay $290,000,000 at a 12.16% interest rate in deferred payments over time." This argument relies heavily on complex accounting procedures that strain the brain. Essentially, however, the lenders argue that American's objections to the proposal by the lenders are based on a static analysis of the debtor's revenue and obligations. The lenders, by contrast, maintain that taking into account future projections combined with an increasing interest rate would enable American to pay $290,000,000 at a 12.16% interest rate without thwarting the plan's other terms or affecting American's obligations to third parties. American, for its part, did not directly counter the complex accounting presented by the lenders. It suggests only that accepting the lenders' position would unravel the entire confirmed reorganization plan.

         In sum, although the lenders did not seek a stay before this court, and although the reorganization plan has been substantially consummated, the lenders have presented a plausible argument that American might be able to pay $290,000,000 at a 12.16% interest rate without affecting the success of the confirmed plan. We will therefore err on the side of caution and deny America's motion to dismiss the appeal on the grounds of equitable mootness. This brings us to the merits of the lenders' appeal.

C.       THE CRAMDOWN INTEREST RATE

         The lenders' first substantive argument is that the district court erred in applying the "coerced loan theory" to determine the appropriate cramdown interest rate. They further contend that the cramdown interest rate of 6.785% is too low. Instead, they submit that the bankruptcy court should have applied a blended interest rate of 12.16%. This complex issue is further




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Nos. 03-6500/6501         In re Am. HomePatient, Inc.                     Page 6


complicated by the recent Supreme Court case of Till v. SCS Credit Corp., 541 U.S. 465 (2004) (plurality opinion).

         As an initial matter, a judicial cramdown is an available option when "one or more classes refuse to accept the plan." 7 Collier on Bankruptcy Paragraph 1129.04 (15th ed. 2005). The cramdown provisions set forth in 11 U.S.C. Section 1129(b) allow courts, despite objections, to confirm a reorganization plan if "the plan does not discriminate unfairly, and is fair and equitable, with respect to each class of claims or interests that is impaired under, and has not accepted, the plan." This statutory provision, however, does not specify how bankruptcy courts are to calculate the appropriate cramdown interest rate for lenders. Cf. Till, 541 U.S. at 473 ("[Chapter 13] provides little guidance as to which of the rates of interest . . . Congress had in mind when it adopted the cram down provision.").

         In its pre-Till assessment, the bankruptcy court relied on several Sixth Circuit cases calling for the application of the coerced loan theory in determining cramdown interest rates. See Household Auto. Fin. Corp. v. Burden (In re Kidd), 315 F.3d 671 (6th Cir. 2003) (applying the coerced loan theory in a Chapter 13 context); Memphis Bank & Trust Co. v. Whitman, 692 F.2d 427 (6th Cir. 1982) (same). Under the coerced loan theory, courts "treat any deferred payment of an obligation under a plan as a coerced loan and the rate of return with respect to such loan must correspond to the rate that would be charged or obtained by the creditor making a loan to a third party with similar terms, duration, collateral and risk." 7 Collier on Bankruptcy Paragraph 1129.06[1][c][ii][B]. Courts must therefore "use the current market rate of interest used for similar loans in the region." Memphis Bank & Trust Co., 692 F.2d at 431. This court has concluded that "[b]ankruptcy courts are generally familiar with the current conventional rates on various types of consumer loans. And where parties dispute the question, proof can easily be adduced." Id.

         The bankruptcy court therefore proceeded to determine, "based on its assessment of the credibility and reliability of the expert witnesses, what best accomplishes the market rate under the . . . coerced loan theory." In this analysis, it was most persuaded by David Rosen, one of American's expert witnesses. Rosen testified that, "under the 'coerced loan' theory, the appropriate level of interest to provide the Lenders with the present value of their claim is the six-year Treasury Bill [interest rate] plus 350 basis points." This resulted in the appropriate interest rate under the coerced loan theory being fixed by the bankruptcy court at 6.785% per annum.

         The lenders, however, contend that application of the coerced loan theory was improper in light of Till, 541 U.S. 465. In that Chapter 13 case, the Supreme Court evaluated the four widely used methods of calculating the cramdown interest rate (the coerced loan, presumptive contract rate, formula rate, and cost of funds approaches) and found that all but the formula rate suffered from serious flaws:

         These considerations lead us to reject the coerced loan, presumptive contract rate, and cost of funds approaches. Each of these approaches is complicated, imposes significant evidentiary costs, and aims to make each individual creditor whole rather than to ensure the debtor's payments have the required present value. For example, the coerced loan approach requires bankruptcy courts to consider



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Nos. 03-6500/6501         In re Am. HomePatient, Inc.                     Page 7


         evidence about the market for comparable loans to similar (though nonbankrupt) debtors -- an inquiry far removed from such courts' usual task of evaluating debtors' financial circumstances and the feasibility of their debt adjustment plans. In addition, the approach overcompensates creditors because the market lending rate must be high enough to cover factors, like lenders' transaction costs and overall profits, that are no longer relevant in the context of court-administered and court-supervised cram down loans.

Id. at 477.

         Instead, the Court endorsed the use of the formula approach. Under this approach, the bankruptcy court begins by looking to the national prime rate, reported daily in the press, which reflects the financial market's estimate of the amount a commercial bank should charge a creditworthy commercial borrower to compensate for the opportunity costs of the loan, the risk of inflation, and the relatively slight risk of default. Because bankrupt debtors typically pose a greater risk of nonpayment than solvent commercial borrowers, the approach then requires a bankruptcy court to adjust the prime rate accordingly.

Id. at 478-79. The Court further observed that adopting "the formula approach entails a straightforward, familiar, and objective inquiry, and minimizes the need for potentially costly additional evidentiary proceedings." Id. at 479.

         Till, however, was a Chapter 13 bankruptcy case. So even though the plurality is clear that the formula approach is the preferable method for Chapter 13 cases, the opinion is less clear about cases in the Chapter 11 context. On the one hand, the plurality noted that "the Bankruptcy Code includes numerous provisions that, like the [Chapter 13] cram down provision, require a court to 'discoun[t] . . .[a] stream of deferred payments back to the[ir] present dollar value' to ensure that a creditor receives at least the value of its claim." Id. at 474 (quoting Rake v. Wade, 508 U.S. 464, 472 n.8 (1993)) (alterations in original). It further commented that "[w]e think it likely that Congress intended bankruptcy judges and trustees to follow essentially the same approach when choosing an appropriate interest rate under any of these provisions." Id. Some commentators have taken this to mean that Till's analysis of Chapter 13 cramdown interest rates might be applicable to Chapter 11 cramdowns as well. See 7 Collier on Bankruptcy Paragraph 1129.06[1][c][i].

         In a footnote, however, the plurality noted that "there is no readily apparent Chapter 13 'cram down market rate of interest.'" Id. at 476 n.14. This follows from the fact that "[b]ecause every cram down loan is imposed by a court over the objection of the secured creditor, there is no free market of willing cram down lenders." Id. But

         [i]nterestingly, the same is not true in the Chapter 11 context, as numerous lenders advertise financing for Chapter 11 debtors in possession. Thus, when picking a cram down rate in a Chapter 11 case, it might make sense to ask what rate an efficient market would produce. In the Chapter 13 context, by contrast, the

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Nos. 03-6500/6501         In re Am. HomePatient, Inc.                     Page 8


         absence of any such market obligates courts to look to first principles and ask only what rate will fairly compensate a creditor for its exposure.

Id. (emphasis added). This footnote suggests that a formula approach like the one adopted by the plurality is not required in the Chapter 11 context.

         At least one court that has examined cramdown interest rates post-Till has concluded that Till does not apply in a Chapter 11 context. See In re Prussia Assocs., 322 B.R. 572, 585, 589 (Bankr. E.D. Pa. 2005) (holding that "Till is instructive, but it is not controlling, insofar as mandating the use of the 'formula' approach described in Till in every Chapter 11 case," and noting that "[Till's] dicta implies that the Bankruptcy Court in such circumstances (i.e., efficient markets) should exercise discretion in evaluating an appropriate cramdown interest rate by considering the availability of market financing").

         Several outside commentators, however, have argued that Till's formula approach should apply to Chapter 11 cases as well as to Chapter 13 cases, noting that the two are not all that dissimilar. See 7 Collier on Bankruptcy Paragraph 1129.06[1][c][i] ("[T]he relevant market for involuntary loans in chapter 11 may be just as illusory as in chapter 13."); Ronald F. Greenspan & Cynthia Nelson, 'UnTill' We Meet Again: Why the Till Decision Might Not Be the Last Word on Cramdown Interest Rates, Am. Bankr. Inst. J., Dec.-Jan. 2004, at 48 ("So we are left to wonder if footnote 14 nullifies Till in a chapter 11 context (or at least where efficient markets exist), modifies its application or is merely an irrelevant musing."); Thomas J. Yerbich, How Do You Count the Votes -- or Did Till Tilt the Game?, Am. Bankr. Inst. J., July-Aug. 2004, at 10 ("There is no more of a 'free market of willing cramdown lenders' in a chapter 11 (or a chapter 12, for that matter) than in a chapter 13."). And at least one court has concluded that Till does apply in a Chapter 11 context. See Official Unsecured Creditor's Comm. of LWD, Inc. v. K&B Capital, LLC (In re LWD, Inc.), -- B.R. -- , 2005 WL 567460 (Bankr. W.D. Ky. Feb. 10, 2005).

         Taking all of this into account, we decline to blindly adopt Till's endorsement of the formula approach for Chapter 13 cases in the Chapter 11 context. Rather, we opt to take our cue from Footnote 14 of the opinion, which offered the guiding principle that "when picking a cram down rate in a Chapter 11 case, it might make sense to ask what rate an efficient market would produce." Till, 541 U.S. at 476 n.14. This means that the market rate should be applied in Chapter 11 cases where there exists an efficient market. But where no efficient market exists for a Chapter 11 debtor, then the bankruptcy court should employ the formula approach endorsed by the Till plurality. This nuanced approach should obviate the concern of commentators who argue that, even in the Chapter 11 context, there are instances where no efficient market exists.

         While we accept Footnote 14' s recommendation that the appropriate rate here is the one that "an efficient market would produce," we must still reconcile this principle with the coerced loan theory employed by the bankruptcy court. Indeed, the lenders make two related arguments against the bankruptcy court's determination of the appropriate interest rate, which they contend demonstrate that the court did not apply the rate that an efficient market would produce. They first claim that the 6.785% rate fixed by the bankruptcy court is not a realistic measure of what an efficient market would provide. According to the lenders' experts, an efficient market would have produced a rate of approximately 12%. One of their experts opined that this is because


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Nos. 03-6500/6501         In re Am. HomePatient, Inc.                     Page 9


         [i]t is not feasible, using conventional funding sources, to provide the $309 million in financing needed by the Company with 100% debt. There is, however, an established market that can provide financing of $309 million to the Company. This market would provide a combination of senior debt, mezzanine debt, and equity, with resulting yields priced in response to the inherent risks assumed by the holders of such instruments.

         This dovetails with the lenders' second point of contention, which is that the bankruptcy court should have taken "loan-specific" criteria into account when adjusting the appropriate cramdown rate. In support of this argument, they cite to language in Till suggesting that the Supreme Court would look favorably on an analysis incorporating debtor-specific risks.

         Our understanding of the bankruptcy court's methodology, however, is that it in fact sought to determine what an efficient market would have produced for the loan that the lenders provided, albeit under the rubric of the coerced loan theory. In its assessment of the coerced loan theory, the bankruptcy court court accepted Rosen's testimony to the effect that the loan in question was "senior debt loan in the health care field . . . under a normalized capital structure." Rosen then proceeded to analyze the standard market rate for such a loan. The lenders' argument, on the other hand, is centered on the composite interest rate that a new loan (including "mezzanine" debt and equity) would command in the market, not what their loan to American (which was all senior debt) would require. But as the bankruptcy court properly noted:

         The Lenders' argument that the debtor could not obtain a "new loan" in the market place so highly leveraged might be so, but in actuality no new loan is being made here at all. Instead, the court is sanctioning the workout between the debtor and the Lenders. New funds are not being advanced without the consent of the claimants.

Indeed, the only type of debt contemplated by American's reorganization plan was senior secured debt. The inclusion of other types of financing -- mezzanine debt and equity -- is a pure hypothetical suggested by the lenders.

         In addition, the bankruptcy court commented that, in its opinion, the 12.16% interest rate called for by the lenders would result in a "windfall." The court observed that

         [t]he lenders are not entitled to a premium on their return because the debtor filed for bankruptcy. The blended rate suggested by the Lenders goes beyond protecting the value of its claim from dilution caused by the delay in payment. . . . Any windfall because of bankruptcy is neither contemplated nor required under the Code. The court's role is not to reward the creditor for the "new loan" to a bankrupt debtor, but instead only to provide the creditor with the present value of its claim.

         This observation, that the lenders' request would result in a windfall, is further highlighted by Till. In Till, the plurality acknowledged that lenders ought to be compensated for their risk. The opinion, however, cited with approval the fact that other courts starting from the prime rate "have generally approved adjustments of 1% to 3%." Till, 541 U.S. at 480. It also



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Nos. 03-6500/6501         In re Am. HomePatient, Inc.                    Page 10


commented that if a bankruptcy court "determines that the likelihood of default is so high as to necessitate an 'eye-popping' interest rate, the plan probably should not be confirmed." Id. at 480-81 (citation omitted). The interest rate demanded by the lenders here -- 12.16% -- is nearly eight percentage points higher than the 4.25% prime rate in effect on May 27, 2003, the date that the confirmation order was entered by the district court. See http://www.federalreserve.gov/releases/h15/data/d/prime.txt. As such, the 12.16% rate appears to fall under the "eye-popping" category described unfavorably by Till.

         In sum, Till provides the lower courts with the guiding principle that "when picking a cram down rate in a Chapter 11 case, it might make sense to ask what rate an efficient market would produce." Till, 541 U.S. at 476 n.14. Although the lenders argue that the rate chosen by the bankruptcy court was not the rate produced by an efficient market, this is a question that was fully considered by that court. Its conclusion that the appropriate market rate would be 6.785% was reached only after carefully evaluating the testimony of various expert witnesses. The fact that the bankruptcy court utilized the rubric of the "coerced loan theory" that was criticized in Till provides no basis to reverse the bankruptcy court's decision because Till pointed out that, if anything, the coerced loan theory "overcompensates creditors . . . ." Till, 542 U.S. at 477
(emphasis added). We therefore concur in the result reached by both the bankruptcy court and the district court on this issue.

D.       THE LENDERS' COLLATERAL VALUE

         The lenders' final argument is that the bankruptcy court erred in determining the collateral value of their secured interest in American's assets. Specifically, the lenders assert that the witness upon whom the bankruptcy court relied, Patrick Hurst, "testified to the 'enterprise value' of the Debtors, but he did not testify that the Lenders' collateral value was the same thing as the enterprise value." They further claim that his evaluation did not take into account American's current liabilities or excess cash reserves.

         There are two weaknesses with the lenders' argument. First, they maintain that the failure to include current liabilities in calculating American's enterprise value constitutes an error as a matter of law. But they fail to cite any caselaw or authority supporting the proposition that current liabilities must, as a matter of law, be added to the enterprise value in order for that value to be the appropriate collateral value in a cramdown proceeding. In the absence of any authority to the contrary, we believe that the appropriate valuation should be viewed as a question of fact rather than a question of law.

         That the valuation of the lenders' collateral is a question of fact is bolstered by the extensive "number crunching" performed by the bankruptcy court. In the course of the confirmation proceedings, the court perused hundreds of pages of supporting documents and heard two expert witnesses, Hurst and Benjamin, testify at length about the appropriate valuation. It also examined the results based upon three different valuation methodologies discussed by the two experts. The bankruptcy court had thus considered an extensive factual record by the time it fixed the lenders' collateral value at $250 million.

Nos. 03-6500/6501         In re Am. HomePatient, Inc.                    Page 11


         Second, the record indicates that Hurst did in fact take current liabilities and excess cash into account when calculating American's enterprise value. At one point during the confirmation hearing, Hurst was explicitly asked if he had included these items in his enterprise valuation:

         Q. And [with regard to the] selected enterprise value, you said you've added the excess cash to get to a final enterprise value?

         A.       Correct.

         Q. Okay. Let's see. In calculating your enterprise value, have you assumed that a purchaser would assume the current liabilities?

         A.       Yes.

         Q.       And why is that?

         A. Because when we talked about it before -- remember at the very beginning we said that the business enterprise valuation assumes that a buyer (inaudible) insufficient level of working capital. Working capital is current assets minus current liabilities. And so, therefore, they're getting all the assets and they're getting the current liabilities.

Hurst's calculations therefore did take these items into account. So even accepting the lenders' argument that the bankruptcy court was legally required to take into account excess cash and current liabilities in the overall valuation, the court's reliance on Hurst's testimony establishes that it did exactly that.

         The lenders' argument essentially calls on this court to recalculate the collateral value of their claim on the basis of the testimony and documents already thoroughly reviewed by the bankruptcy court. We decline to do so because we find no error, much less clear error, in the bankruptcy court's evaluation of the lenders' collateral value.

                                 III. CONCLUSION

         For all of the reasons set forth above, we AFFIRM the judgment of the district court.